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                                                                     EXHIBIT 5.1

Truevision, Inc.
2500 Walsh Avenue
Santa Clara, CA 95051

    RE:    REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-3 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on or about November 8, 1995 in connection with the registration for resale under the Securities Act of 1933, as amended, of 4,470,000 issued and outstanding shares of your Common Stock (the "Shares") and 2,470,469 shares of your Common Stock (the "Warrant Shares") issuable upon exercise of certain warrants (the "Warrants"). As our legal counsel, we have also reviewed the proceedings taken in connection with the issuance of the Shares and the sale of the Warrants.

    It is our opinion that the Shares are, and the Warrant Shares, when issued upon exercise of the Warrants in accordance with their respective terms, will be, validly issued, fully paid and nonassessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                                          Very truly yours,
                                          WILSON, SONSINI, GOODRICH & ROSATI
                                          Professional Corporation